Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of October 15, 2026

ARC Group International Limited

Signature:	/s/ Carlos Lopez
Name/Title:	Carlos Lopez, Director
Date:	10/15/2026

ARC Group Limited

Signature:	/s/ Abraham Cinta
Name/Title:	Abraham Cinta, Director
Date:	10/15/2026

Abraham Cinta

Signature:	/s/ Abraham Cinta
Name/Title:	Abraham Cinta
Date:	10/15/2026